EX‑34.1

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                                                             KPMG LLP

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                                                             San Francisco, CA 94105

Report of Independen t Registered Public Accounting Firm

The Board of Directors

Wells Fargo Board, National Association:

We have examined   management’s assessment, included in the accompanying   Management’s Assessment, that Wells Fargo Commercial  Mortgage Servicing, a division of Wells Fargo Bank, National Association, (the   "Company") complied  with  the  servicing  criteria  set forth  in  Item  1122(d)  of  the  Securities  and Exchange Commission's Regulation AB for the servicing of commercial  loans (the "Platform"), except for servicing criteria 1122(d)(1)(iii), 1122(d)(3)(i)(B-D), 1122(d)(3)(ii-iv), and 1122(d)(4)(xv), which the Company has determined  are not applicable to the activities it performs with respect to the Platform, as of and  for  the  year  ended   December   31,  2014.  The  Company   has  determined   that  servicing   criteria 1122(d)(4)(xi) and 1122(d)(4)(xii) are applicable to the activities the Company performs with respect to the Platform,  except  for certain  tax payment  activities  which the Company  has engaged  various  vendors to perform,  With respect  to applicable  servicing  criterion  1122(d)(4)(iii),  the Company  has determined that there were no activities performed  during the year ended December 31, 2014 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to the accompanying Management's Assessment identifies the commercial mortgage pools and other structures involving the commercial loans defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company's compliance based on our examination.

Our  examination  was  conducted  in  accordance  with the  standards  of  the  Public  Company   Accounting Oversight  Board (United  States) and, accordingly, included examining,  on a test basis, evidence about the Company's compliance  with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered  by this report for the selected transactions or any other transactions.  We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

As  described   in  the   accompanying    Management's  Assessment,   for  servicing criteria 1122(d)( l )( i ), 1122(d)(3)(i)(A), 1122(d)(4)(i), and 1122(d)(4)(vi),  the Company has engaged various vendors to perform the activities required  by these servicing criteria. The Company has determined that none of these vendors is considered a "servicer" as defined in Item 1101 ( j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure Interpretation ("C&DI'') 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the  vendors'  activities  comply in all material respects with the servicing  criteria applicable  to each vendor.  The Company is solely  responsible  for determining  that it meets the SEC requirements  to apply C&DI 200.06  for  the  vendors  and related  criteria  as  described  in its  assertion,  and  we  performed   no procedures with respect to the Company's eligibility to apply C&DI 200.06.

  In our opinion,   management's assessment that the Company complied  with the aforementioned   servicing criteria,  including servicing  criteria 1122(d)(l)(i), 1122(d)(3)(i)(A), 1122(d)(4)(i), and 1122(d)(4)(vi),   for which compliance is determined  based on C&DI 200.06 as described above, as of and for the year ended December 31,2014 is fairly stated, in all material respects.

/s/ KPMG LLP

San Francisco, California

March 6, 2015

KPMG LLC is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.